EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-264822, 333-270790 and 333-277708) on Form S-8 and (Nos. 333-272378 and 333-280570) on Form S-3 of our report dated February 24, 2025, with respect to the consolidated financial statements of PepGen Inc..

/s/ KPMG LLP

Phoenix, Arizona
February 24, 2025